Exhibit 5.2




                                May 25, 1994

Anheuser-Busch Companies, Inc.
One Busch Place
St. Louis, Missouri 63118

    Re: Registration Statement on Form S-8 Relating to 1,000,000 shares of Common Stock, Par Value $1.00 Per Share, To Be Issued Pursuant to the Anheuser-Busch Deferred Income Stock Purchase and Savings Plan (For Certain Employees of Campbell-Taggart, Inc. and its subsidiaries)

Gentlemen:

     I am a Senior Associate General Counsel for Anheuser-Busch Companies, Inc. (the "Company") and have represented the Company in connection with the Anheuser-Busch Deferred Income Stock Purchase and Savings Plan (For Certain Employees of Campbell-Taggart, Inc. and its subsidiaries)
(the "Plan"). I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion letter, and based thereupon I am of the opinion that the Plan is in compliance with the applicable provisions of the Employee Retirement Income
Security Act of 1974, as amended ("ERISA").

     I hereby consent to the filing of this opinion as Exhibit 5.2 to the aforesaid registration statement on Form S-8 filed by the Company to effect registration of the common stock under the Securities Act of 1933 and to the reference to me under the caption "Interests of Named Experts and Counsel" therein.

                                          Very truly yours,


                                          JACQUELYN G. JOHNSON
                                          Jacquelyn G. Johnson